Exhibit 3.37

ARTICLES OF ORGANIZATION
OF

ROUX PROPERTIES JACKSONVILLE, LLC

The undersigned, being a duly authorized representative of a member, desiring to form a limited liability company under the Florida Limited Liability Company Act, Chapter 608, Florida Statutes, does hereby adopt the following Articles of Organization:

ARTICLE I - NAME

The name of the limited liability company is Roux Properties Jacksonville, LLC (the “Company”).

ARTICLE 11 - ADDRESS

The street address of the principal office and the mailing address of the Company are:

5344 Overmyer Drive

Jacksonville, Florida 32254

ARTICLE III - PURPOSE

The Company is organized for the purpose of performing all lawful business permitted under the laws of the United States and of the State of Florida.

ARTICLE IV - DURATION AND EXISTENCE; EFFECTIVE DATE

The Company will exist perpetually, commencing on the date of the filing of these Articles of Organization with the Secretary of State of the State of Florida.

ARTICLE V - CONTINUATION OF LIMITED LIABILITY COMPANY

So long as the Company continues to have at least one remaining member, the death, retirement, resignation, expulsion, bankruptcy or dissolution of any member or the occurrence of any other event that terminates the continued membership of any member shall not cause the Company to be dissolved, and upon the occurrence of any such event, the Company shall be continued without dissolution. At any time there are no members, the Company shall not be dissolved and shall not be required to be wound up if, within one (1) year after the occurrence of the event that terminated the continued membership of the last remaining member, the personal representative or other legal representative of the last remaining member agrees in writing to continue the Company and agrees to the admission of the personal representative or other legal representative of such member or its nominee or designee to the Company as a member, effective as of the occurrence of the event that terminated the continued membership of the last remaining member.

Prepared by:

Contega Business Services, LLC

One Independent Drive, Suite 1200
Jacksonville, Florida 32202
904-301-1269

ARTICLE VI - REGISTERED OFFICE AND AGENT

The Company hereby (i) designates One Independent Drive, Suite 1200, Jacksonville, Florida 32202 as the street address of the Company’s registered office, and (ii) names Contega Business Services, LLC, as the Company’s registered agent at that address to accept service of process within the State of Florida.

ARTICLE VII - MANAGEMENT AND AUTHORITY

The Company shall be a manager-managed company. Pursuant to Section 608.4235, Florida Statutes, no member of the Company shall be an agent of the Company solely by virtue of being a member, and no member shall have authority to Incur debt or contractual liability on behalf of the Company solely by virtue of being a member.

ARTICLE VIII - INDEMNIFICATION

(a)           The Company shall indemnify any person who Is or was a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company or its subsidiaries, to the fullest extent not prohibited by law, for actions taken in the capacity of such person as a director or officer of the Company or its subsidiaries, To the fullest extent not prohibited by law, the Company shall advance indemnification expenses for actions taken in the capacity of such person as an officer or director within twenty (20) days after receipt by the Company of (1) a written statement requesting such advance, (2) evidence of the expenses incurred, and (3) a written statement by or on behalf of such person agreeing to repay the advanced expenses if it Is ultimately determined that such person is not entitled to be Indemnified against such expenses.

(b)           The Company by action of its board of managers, in its sole discretion, may indemnify any person who is or was a party to any proceeding by reason of the fact that such person is or was an employee or agent of the Company or its subsidiaries, to the fullest extent not prohibited by law, for actions taken in the capacity of such person as an employee or agent of the Company or its subsidiaries. The Company by action of its board of managers, in its sole discretion, may advance indemnification expenses for actions taken in the capacity of such person as an employee or agent after receipt by the Company of (1) a written statement requesting such advance, (2) evidence of the expenses incurred, and (3) a written statement by or on behalf of such person agreeing to repay the advanced expenses if it is ultimately determined that such person is not entitled to be Indemnified against such expenses. Absent specific action by the board of managers, the authority granted to the board of managers in this paragraph (b) shall create no rights in the persons eligible for indemnification or advancement of expenses and shall create no obligations of the Company relating thereto,

IN WITNESS THEREOF, the undersigned has hereunto set his hand and seal this 17th day of September, 2013.

/s/ J. Jacob R. Peek,
J. Jacob R. Peek, Authorized Representative

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ACCEPTANCE OF REGISTERED AGENT

The undersigned (i) agrees to act as registered agent for the Company named above, to accept service of process at the place designated in these Articles of Organization, and to comply with the provisions of Chapter 608, Florida Statutes, and (ii) acknowledges that the undersigned is familiar with, and accepts, the obligations of such position.

Dated: September 17, 2013	CONTEGA BUSINESS SERVICE, LLC

	By:	/s/ J. Jacob R. Peek
J. Jacob R. Peek, Executive Vice President

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